Exhibit 99.1

Priceline.com Names Craig W. Rydin To Board Of Directors

NORWALK, Conn., January 26, 2005 . . . Priceline.com® (Nasdaq: PCLN) today announced the appointment of Craig W. Rydin to its Board of Directors.  This appointment is effective immediately.

Mr. Rydin is currently Chairman and Chief Executive Officer of The Yankee Candle Company, Inc., a Massachusetts-based designer, manufacturer and branded marketer of premium scented candles and other home fragrance products and accessories.  In his current position, he has been responsible for driving both marketing and operational improvements, enabling Yankee Candle to continue to grow its industry-leading share of market and significantly increase shareholder value.  Before joining Yankee Candle, Mr. Rydin spent 22 years with the Campbell Soup Company, where he served most recently as the President of the Away From Home division.  Mr. Rydin was previously President of Godiva Chocolatier and also held numerous leadership positions with Pepperidge Farm, another division of Campbell Soup.

“Craig Rydin brings to the priceline.com Board his extensive experience marketing consumer products that are distinguished by their skillful branding and superior value,” said priceline.com Chairman Ralph M. Bahna.  “He also possesses a strong managerial background with Campbell Soup.  We are excited to add Craig to our Board and look forward to working with him.”

About Priceline.com

Priceline.com is a travel service that offers leisure airline tickets, hotel rooms, rental cars, vacation packages and cruises.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com operates the retail travel Web sites Travelweb.com, Activereservations.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees.

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)